Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road #215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

August 3, 2021

Force Protection Video Equipment Corp.

2629 Townsgate Road #215

Westlake Village, CA 91361

Ladies and Gentlemen:

We have acted as counsel to Force Protection Video Equipment Corp., a Florida corporation (the “Company”) in connection with the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up and 242,280,263,789 shares of Common Stock (the “Shares”), $0.00000001 par value per Share, consisting of (i) 149,562,566,584 Shares of Common Stock issued to SRAX, Inc., (“SRAX Shares”) (ii) 68,583,866,100 Shares of Common Stock issued pursuant to the conversion of Series B Convertible Preferred Stock sold in March and April of 2021 (“Conversion Shares”), and (iii) 24,133,831,105 Shares of Common Stock underlying warrants (the “FPVD Warrants”) issued on February 4, 2021 upon the completion of a share exchange transaction, with such FPVD Warrants having an initial exercise price of $0.0000584 per share (subject to adjustment pursuant to the terms therein). The FPVD warrants may be exercised at any time pursuant to their terms. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Florida Business Corporation Act.

Based upon and subject to the foregoing, we are of the opinion that the SRAX Shares, Conversion Shares, and FPVD Warrants are duly and validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, we are of the opinion that the Shares underlying the Warrants, when issued and delivered by the Company upon exercise of the FPVD Warrants, pursuant to the terms of the FPVD Warrants, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Silvestre Law Group, P.C.
Silvestre Law Group, P.C.